Exhibit 99.1

For Further Information Contact:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, V.P. Finance &	Don Markley or Brandi Floberg
Chief Financial Officer	bfloberg@lhai.com
pbalsara@hemosense.com	(310) 691-7100
(408) 240-3794

HEMOSENSE REPORTS FOURTH QUARTER RECORD REVENUE, UP 165%

Achieves First Quarterly Gross Profit

Records Eleventh Consecutive Quarter of Revenue Growth

Introduces Fiscal Year 2006 Financial Guidance

SAN JOSE, Calif. (November 14, 2005) – HemoSense, Inc. (AMEX: HEM) – a medical device company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three month period and fiscal year ended September 30, 2005.

•	Total revenue for the fiscal 2005 fourth quarter was $2.9 million, an increase of 165% from total revenue of $1.1 million in the fiscal 2004 fourth quarter. Domestic revenue was $2.2 million, an increase of 163% from the prior-year quarter, and international revenue was $719,000, an increase of 170% from last year. Total revenue was comprised of $1.2 million in revenue for INRatio™ meters and accessories, reflecting 93% growth from the previous year-ago quarter, and $1.7 million in revenue for INRatio® test strips, an increase of 268% compared with the year-ago quarter.

•	For the fiscal 2005 fourth quarter, HemoSense reported a gross profit of $352,000, or 12% of total revenue, up from a gross loss of $551,000 for the comparable quarter last year. This marks the Company’s first-ever quarter with positive gross profit. The improvement from the prior year was primarily due to higher unit sales volumes of test strips and process efficiencies.

•	Operating expenses for the quarter were $3.0 million, up from $2.1 million in the comparable quarter of the prior year, primarily due to higher sales and marketing expenses, as well as additional general and administrative expenses associated with operating as a public company.

•	The net loss for the fiscal 2005 fourth quarter was $2.8 million, unchanged from the net loss for the fourth quarter of fiscal 2004. The net loss per common share was $0.30 for the fourth quarter of fiscal 2005, compared with $8.34 for the fourth quarter of fiscal 2004. The number of common shares outstanding was significantly less in the fourth quarter of fiscal 2004, as compared to the fourth quarter of fiscal 2005, as a large number of redeemable convertible preferred shares were converted to common shares, and additional common shares were issued, on July 1, 2005, the closing date of the Company’s initial public offering. This should be taken into consideration when reviewing the year to year comparison of earnings per share provided in the Statements of Operations.

“We believe that our success to date reflects the increased awareness that frequent testing improves safety for patients taking warfarin, the expansion of distribution worldwide, new marketing partnerships, entry into new emerging markets, and the ability to finance these achievements through the public equity market,” said Jim Merselis, President and CEO of HemoSense. “We are particularly pleased to report 11 consecutive quarters of quarterly revenue growth and to have recorded a gross profit margin of 12% in the fourth quarter. We believe this performance is the result of our efforts to improve processes, and also indicates that we can achieve further economies of scale as we continue to grow.

“We are excited about the expedited regulatory approval of our products obtained recently in China by our partner, Health Biomedic (HK). We look forward to the first revenue from China in the near future.”

“We also believe that our recently completed private equity placement of $10.0 million further validates the equity market’s confidence in our business opportunity and in HemoSense,” added Mr. Merselis.

HemoSense reported cash, cash equivalents and short-term investments of $11.5 million as of September 30, 2005. As noted above, subsequent to the quarter end, HemoSense raised $10.0 million in gross proceeds through a private placement of common shares and warrants.

Fiscal Year Financial Results

For the year ended September 30, 2005, total revenue was $8.8 million, an increase of 170% from total revenue of $3.3 million in fiscal 2004. Domestic revenue was $6.5 million, up 162% over fiscal 2004, and international revenue was $2.3 million, up 196% over fiscal 2004. Revenue from meter and accessory sales was $3.8 million, and revenue from test strip sales was $5.0 million, up 136% and 203%, respectively, compared with the previous year.

The gross loss improved to $603,000 for fiscal 2005, from a gross loss of $1.8 million in fiscal 2004. Operating expenses were $10.0 million, compared with operating expenses of $8.1 million in the prior year. The net loss for the fiscal year was $11.7 million, compared with a net loss of $10.3 million in fiscal 2004.

Fiscal Year 2006 Financial Guidance

HemoSense today introduced financial guidance for its fiscal year ending September 30, 2006. The Company anticipates fiscal 2006 total revenue to be between $16.0 million and $17.5 million, representing growth of 82% to 100% compared with fiscal 2005 total revenue. Compared with the prior fiscal year, operating expenses are expected to reflect increased investment in sales and marketing as well as in research and development, and higher general and administrative expense primarily associated with operating as a public company. HemoSense anticipates a fiscal 2006 net loss of $10.5 million to $11.5 million. The net loss per common share is expected to be $0.96 to $1.05 based on 11.0 million average common shares assumed to be outstanding.

This financial guidance is based on information and expectations as of November 14, 2005. These and other statements herein are forward-looking, and actual results could differ dramatically. Please see the “Forward-Looking Statements” portion of this press release and HemoSense’s filings with the Securities and Exchange Commission (SEC) for a discussion of risks.

Conference Call Information

Management will host an investment community conference call beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today to discuss this announcement and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 2239353.

The live conference call will also be available via the Internet on the Investor Relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small portable monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning the Company’s ability to increase revenue, improve gross margins, sell product in China in the near term, and financial guidance for fiscal 2006 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties that may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2005 year end financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 12, 2005. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
Revenue	$2,897	$1,094	$8,768	$3,250
Cost of goods sold	2,545	1,645	9,371	5,065

Gross profit (loss)	352	(551)	(603)	(1,815)

Operating expenses:
Research and development	453	334	1,259	1,398
Sales and marketing	1,856	1,471	6,733	5,206
General and administrative	641	307	1,962	1,499

Total operating expenses	2,950	2,112	9,954	8,103

Loss from operations	(2,598)	(2,663)	(10,557)	(9,918)
Interest income	112	4	130	16
Interest and other expense	(348)	(153)	(1,319)	(359)

Net loss	$(2,834)	$(2,812)	$(11,746)	$(10,261)

Net loss per share:
Basic and diluted	$(0.30)	$(8.34)	$(4.26)	$(30.45)

Shares used to compute loss per share:
Basic and diluted	9,594	337	2,758	337

HemoSense, Inc.

Balance Sheets

(In thousands)

	September 30, 2005	September 30, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,598	$433
Short term investments	7,943	—
Accounts receivable	2,087	907
Prepaid expenses and other current assets	714	230
Inventories	2,744	1,299

Total current assets	17,086	2,869
Property and equipment, net	512	1,113
Technology licenses and prepaid royalties	1,179	1,964
Other assets	226	256

Total assets	$19,003	$6,202

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,029	$539
Accrued expenses and other liabilities	1,159	691
Capital lease, current portion	37	38
Borrowings, current portion	2,000	529

Total current liabilities	4,225	1,797

Capital lease, net of current portion	52	91
Borrowings, net of current portion	4,714	2,855

Total liabilities	8,991	4,743

Redeemable Preferred stock	—	36,679

Shareholders’ equity (deficit):
Common stock	10	—
Additional Paid-in capital	57,191	220
Unrealized loss on investments	(3)	—
Accumulated deficit	(47,186)	(35,440)

Total shareholders’ equity (deficit)	10,012	(35,220)

Total liabilities and shareholders’ equity (deficit)	$19,003	$6,202

# # #